EXHIBIT 99.1

MZT Holdings, Inc.
Resources and Claims Statement
As of March 31, 2010

Resources

Cash	$3,243,252

Total resources	3,243,252

Claims, net of refunds and reimbursements	64,457

Estimated net resources available for future wind-down costs and distributions to shareholders	$3,178,795